January 25, 2002


Securities and Exchange Commission
Washington, DC  20549


Dear Sirs:

We have read and agree with the comments in Item 4 of Form 8-K/A of Method Products Corp. (Commission File Number 000-31485), for the event date of January 8, 2002, insofar as the comments relate to our firm and to the summaries of certain reports issued by our firm, except for the following: with regard to the first paragraph, we are not in a position to agree or disagree with the statement that the change in accountants was approved by the Board of Directors and the audit committee of Method Products Corp.

Sincerely,


/s/ Ahearn, Jasco + Company, P.A.
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AHEARN, JASCO + COMPANY, P.A.
Certified Public Accountants